SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  Form 8-K

                               CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 1998

                              Commerce Group Corp.
-----------------------------------------------------------------------
          (Exact name of registrant as specified in its charter)

     Delaware            1-7375                        39-605862
-----------------------------------------------------------------------
(State or other         (Commission File Number)     (IRS Employer
jurisdiction of                                      Identification No.)
incorporation)

       6001 North 91st Street, Milwaukee, Wisconsin  53225-1795
-----------------------------------------------------------------------
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:  (414) 462-5310 fax:  (414) 462-5312

Item 5.  Other Events Material Disclosure

The following news release was issued on January 21, 1998:

                              News Release

                           Commerce Group Corp.
                  Shareholder Enhancement Announcement


Milwaukee, Wisconsin, U.S.A. - Commerce Group Corp. has employed Fortress Financial Group, Limited, an investment banking and brokerage firm located in the Isle of Palms, South Carolina, to advise and counsel it on procedures and techniques to increase Commerce's shareholder value including, but not limited to, an acquisition or a merger. "While the company has not made any specific decision to pursue any particular transaction, we believe that it is prudent to consider the various approaches to increase shareholder value," Chief Executive Edward L. Machulak said in a statement.

Commerce is primarily engaged in the business of developing mines and producing gold in the Republic of El Salvador, Central America where it has almost 30 years of experience.

Commerce's geologists are in the process of analyzing the current diamond core and reverse circulation drilling performed at the San Sebastian Gold Mine to determine the additional gold ore reserve potential. In the past they have revealed that there are approximately 1.6 million ounces of proven and probable gold ore reserves. Based on a current price of gold, the gross value amounts to approximately $448 million, equivalent to $40.00 a share.

Recent low gold prices have encouraged a consolidation in the precious metals industry and management believes that Commerce is an attractive acquisition target.

Teck Corp., a major Canadian mining company with worldwide mining interests, continues to communicate with Commerce's geologists relative to their involvement in the San Sebastian Gold Mine. Several other gold mining companies are also interested in the prospects of the San
Sebastian Gold Mine.

For additional information contact:

Commerce Group Corp.                    Mr. Ron Wheet
Mr. Edward L. Machulak                  Managing Partner
President                               Fortress Financial Group, Limited
                                        1204 Palm Boulevard
                                        Isle of Palms, S.C.  29541
                                        (800) 304-3181



                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              COMMERCE GROUP CORP.
                              (Registrant)


Date: January 21, 1998        /s/ Edward L. Machulak
                              __________________________________________
                              By:  Edward L. Machulak, President